Exhibit 99.9

Stock Option Award

XTI Aircraft Company

AWARD AGREEMENT - 2017 EMPLOYEE AND CONSULTANT STOCK
OWNERSHIP PLAN (Amended October 2021) - OPTIONS

Participant Name (“you”):	________________

Type of Option:	________________

Grant Date:	_______________________

Exercise Price:	________________________________

Shares Granted:	________________

Term and Vesting Date(s): [10 years from the Grant Date], with Options vesting on the following dates

Shares Vesting	Vesting Date

Expiration Date: [the date that is 10 years from the Grant Date.]

Acceptance Date:	_____________________

This Award Agreement (referred to below as this “Agreement”) spells out the terms and conditions of the stock option (the “Option”) granted to you by XTI Aircraft Company, a Delaware corporation (the “Company”), pursuant to the 2017 Employee and Consultant Stock Option Plan (the “Plan”) on and as of the Grant Date designated above. Except as otherwise defined herein, capitalized terms used in this Agreement have the respective meanings set forth in the Plan. The Plan, as in effect on the date of this Agreement and as it may be amended from time to time, is incorporated into this Agreement by this reference.

You and the Company agree as follows:

1. Grant of Stock Option.

Pursuant to the approval and direction of the Administrator, the Company hereby grants you an Option to purchase all or any part of the number of Shares Granted set forth above of common stock of the Company, par value $0.001 (“Common Stock”), at the per-share Exercise Price set forth above, which is 100% of the Fair Market Value of a share of Common Stock on the Grant Date, subject to the terms and conditions of the Plan and this Agreement. For the avoidance of doubt, only Incentive Stock Options, and not Nonstatutory Stock Options, will be treated as incentive stock options within the meaning of Code Section 422 and the Treasury Regulations promulgated thereunder. If you are not a resident or citizen of the United States, the Company is not liable to you for any loss, damage or liability you may incur in your country of residence by participating in the Plan and receiving this Award.

2. Vesting/Exercise/Expiration.

The Employee or Consultant may not exercise the Option prior to each Vesting Date set forth above absent action by the Administrator to waive or alter such restrictions or as may be permitted under paragraphs 3, 4 or 5 below. Thereafter, except as hereinafter provided, the Employee or Consultant may exercise the Option, to the extent it is vested, at any time and from time to time until the close of business on the Expiration Date set forth above, subject, in the event of a Change in Control, to the Administrator’s exercise of its discretion under Section 10 of the Plan. The Option may be exercised to purchase any number of whole shares of Common Stock, except that no purchase shall be for less than ten (10) full shares, or the remaining unexercised shares, if less. Any Option is deemed to be “outstanding” until it has been exercised in full or expired pursuant to the terms of this Agreement.

3. Forfeiture of Outstanding Options Following Termination of Service.

Notwithstanding any provision of this Agreement to the contrary, your remaining rights to any Options pursuant to this Agreement, if any, shall immediately terminate if and when:

a.	if you are an employee receiving Incentive Stock Options, during your employment with the Company, you voluntarily quit or resign, or if you are terminated for Cause as determined by the Administrator, then your right to exercise your Incentive Stock Options shall terminate as of the date of you cease to be employed by the Company, subject to the right of the Administrator to extend the exercise period of this Incentive Stock Options. For purposes of this Section 3, “Cause” means any one or more of the following, as determined by the Administrator in its sole discretion:

(i)	commission of a felony or any crime of moral turpitude;

(ii)	dishonesty or material violation of standards of integrity in the course of fulfilling your employment duties to the Company or any Parent or Subsidiary;

(iii)	material violation of a material written policy of the Company or any Parent or Subsidiary violation of which is grounds for immediate termination;

(iv)	willful and deliberate failure to perform your employment duties to the Company or any Parent or Subsidiary in any material respect, after reasonable notice of such failure and an opportunity to correct it; or

(v)	your failure to comply in any material respect with the Foreign Corrupt Practices Act, the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and the Truth in Negotiations Act, or any rules or regulations thereunder.

b.	if you receive either Incentive Stock Options or Nonstatutory Stock Options, you violate any material obligation that you may have to the Company during or after your employment or consultancy with the Company, including but not limited to any non-competition, non-solicitation, confidentiality, non-disparagement or other restrictive covenant, to which you have agreed either orally or in writing.

4. Exercise Process.

An Option may be exercised by giving written notice to XTI Aircraft Company, Attention: Plan Administrator, [***] (or such other address as the Company may specify). Alternatively, the Company may designate one or more third parties to administer the Option exercise process and direct you accordingly. The exercise notice (a) shall be signed by you or (in the event of your death) your legal representative, (b) shall specify the number of full shares then elected to be purchased, and (c) shall be accompanied by payment in full of the Exercise Price of the shares to be purchased. Payment may be made in cash or by check payable to the order of the Company, and such payment shall include any tax withholding obligation, as set forth in Section 8 below. Alternatively, the Administrator may allow for one or more of the following methods of exercising an Option:

a.	Payment for shares as to which an Option is being exercised and/or payment of any federal, state, local or other tax withholding obligations may be made by transfer to the Company of shares of Common Stock you already own, or any combination of such shares and cash, having a fair market value determined at the time of exercise of the Option equal to, but not exceeding, the Exercise Price and/or the tax withholding obligation, as the case may be.

b.	A “same day sale” transaction pursuant to which a third party (engaged by your or the Company) loans funds to you to enable you to purchase the shares and pay any tax withholding obligations, and then sells a sufficient number of the exercised shares on your behalf to enable you to repay the loan and any fees. The remaining shares and/or cash are then delivered by the third party to you.

c.	A “net exercise” transaction, pursuant to which the Company delivers to you the net number of whole shares remaining from the portion of the Option being exercised after deduction of a number of shares of Common Stock with a Fair Market Value equal to the exercise price and a number of shares of Common Stock with a Fair Market Value equal to the amount of any tax withholding obligations.

As promptly as practicable after receipt of such notice and payment (including payment with respect to any tax withholding obligations), subject to Section 8 below, the Company shall cause to be issued and delivered to you (or in the event of your death to your legal representative, as the case may be), certificates for the shares of Common Stock so purchased. Alternatively, such shares may be issued and held in book entry form.

5. Tax Withholding.

The Company may make such provisions and take such actions as it may deem necessary or appropriate for the withholding of any Federal, state, local income and employment taxes and other taxes required by law to be withheld with respect to this Agreement, including, but not limited to, deducting the amount of any such withholding taxes from the amount to be paid hereunder, whether in Common Stock or in cash, or from any other amount then or thereafter payable to you, or requiring you or your beneficiary or legal representative to pay to the Company the amount required to be withheld or to execute such documents as the Administrator or its designee deems necessary or desirable to enable the Company to satisfy its withholding obligations. The Company may refuse to deliver Common Stock if you, your beneficiary or legal representative fail to comply with your or its obligations under this Section. Regardless of any action the Company takes with respect to any or all income tax, social security, payroll tax, payment on account or other tax-related withholding (“Taxes”) that you are required to bear pursuant to all applicable laws, any and all Taxes are your responsibility.

6. Limited Transferability.

You may not sell, transfer, pledge, assign or otherwise alienate or hypothecate this Agreement (or any rights thereunder), whether voluntarily or involuntarily or by operation of law, other than in accordance with the Plan. During your lifetime this Agreement and all rights granted hereunder shall be exercisable only by you.

7. Rights as Shareholder.

You shall have no rights as a shareholder of the Company with respect to the shares of Common Stock subject to this Agreement until such time as the purchase price has been paid and a certificate of stock for such shares has been issued to you or such shares of Common Stock have been recorded in your name in book entry form. Except as provided in Section 9 below, no adjustment shall be made for dividends or distributions or other rights with respect to such shares for which the record date is prior to the date on which you become the holder of record thereof. Anything herein to the contrary notwithstanding, if a law or any regulation of the Securities and Exchange Commission or of any other body having jurisdiction shall require the Company or you to take any action before shares of Common Stock can be delivered to you hereunder, then the date of delivery of such shares may be delayed accordingly.

8. Securities Laws.

Provided the Company is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, you hereby represent that you are acquiring the shares of Common Stock for investment and with no present intention of selling or transferring them and that you will not sell or otherwise transfer the shares except in compliance with all applicable securities laws and requirements of any stock exchange on which the shares of Common Stock may then be listed.

9. Change in Common Stock.

In the event of any change in Common Stock by reason of any stock dividend, recapitalization, reorganization, split-up, merger, consolidation, exchange of shares, or of any similar change affecting Common Stock, the number of shares of Common Stock subject to this Agreement and the Exercise Price shall be equitably adjusted by the Administrator in accordance with the Plan.

10. No Guarantee of Employment or Retainer.

Nothing in this Award Agreement shall interfere with or limit in any way the right of the Company or any of its subsidiaries to terminate your employment or consultancy at any time, nor confer upon you or any Employee or Consultant any right to continue in the employ of the Company or any of its Subsidiaries. No Employee or Consultant shall have a right to be selected to be granted an Option or any other Award under the Plan.

11. Administrator Authority; Recoupment.

It is expressly understood that the Administrator is authorized to administer, construe, and make all determinations necessary or appropriate for the administration of the Plan and this Agreement, including the enforcement of any recoupment policy, all of which shall be binding upon you and any claimant. Any inconsistency between this Agreement and the Plan shall be resolved in favor of the Plan.

12. Amendment or Modification, Waiver.

Except as set forth in the Plan, no provision of this Agreement may be amended or waived unless the amendment or waiver is agreed to in writing, signed by you and by a duly authorized officer of the Company. No waiver of any condition or provision of this Agreement shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

13. Governing Law and Jurisdiction.

This Agreement is governed by the substantive and procedural laws of the state of Delaware. You and the Company shall submit to the exclusive jurisdiction of, and venue in, the courts in Delaware in any dispute relating to this Agreement.

14. Conformity with Applicable Law.

If any provision of this Agreement is determined to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

15. Successors.

This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon your death, acquire any rights hereunder.

This Agreement contains highly sensitive and confidential information. Please handle it accordingly. Once you have read and understood this Agreement, please sign and date the document below to certify and confirm your agreement to be bound by the terms and conditions of this Agreement and to acknowledge your receipt of the disclosure documentation required by the Securities Act and Exchange Act (as applicable), the Plan and this Agreement and your acceptance of the terms and conditions of the Stock Option Award granted hereunder.

Subject to 409A

XTI Aircraft Company	PARTICIPANT

By:	By:

Title:

Date:	Date: